Exhibit 99.1

For immediate release

HOTEL OUTSOURCE MANAGEMENT INTERNATIONAL, INC. announces extension of Rights Offering final subscription date to September 9, 2013

New York, New York, August 22, 2013 - Hotel Outsource Management International, Inc. (“HOMI”)(OTC: HOUM), a multi-national service provider in the hospitality industry which supplies computerized minibars that are primarily intended for in-room refreshments, announced today that the final subscription date of the current shareholder rights offering, with a record date of July 12, 2013, was extended from August 26, 2013 to September 9, 2013.

About HOMI

HOMI is a multi-national service provider in the hospitality industry, supplying a range of services in relation to computerized minibars that are primarily intended for in-room refreshments. HOMI was incorporated under the laws of Delaware in 2000 and is listed on the Over-the-Counter "OTC" Exchange, under the symbol "HOUM".

HOMI and its subsidiaries are engaged in the distribution, marketing and operation of computerized minibars in major branded hotel chains, operating approximately 10,600 computerized minibar systems at 44 hotels located in the United States, Europe and Israel, and in the development and manufacture of a new range of computerized minibar systems, designed to improve the performance of minibar departments, thereby improving the hotel’s bottom line.

HOMI offers a number of solutions that are designed to meet the hotels’ needs, ranging from consultation, supervision and rental services, to full outsource installation and operation arrangements.

HOMI's leading products are the HOMI® 330, HOMI® 226 and the External Dry-Section computerized trays.
For more information about HOMI, visit: http://www.my-homi.com/

Forward-Looking Statement

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or to the company's future financial performance. In some cases, forward-looking statements can be identified by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimates", "predicts", "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause the company's or the industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, the company does not intend to update any of the forward-looking statements to conform these statements to actual results. The terms, the "Company", "we", "us", "our" means Hotel Outsource Management International, Inc. and its subsidiaries, unless otherwise indicated.

Investor Relations Ltd.

74 Rothchild Blvd., Tel Aviv, 6578517 Israel. Tel: 972-3-5167620, Fax: 972-3-5167619 meiravb@km-ir.co.il, www.km-ir.co.il

Contacts

Jacob Ronnel
CEO / CFO
Hotel Outsource Management International, Inc.
Tel: + 972 9 9728620
jackronnel@my-homi.com

Meirav Bauer
Account Director
KM Investor Relations
Tel: + 972 3 5167620
meiravb@km-ir.co.il

Investor Relations Ltd.

74 Rothchild Blvd., Tel Aviv, 6578517 Israel. Tel: 972-3-5167620, Fax: 972-3-5167619 meiravb@km-ir.co.il, www.km-ir.co.il